As filed with the Securities Exchange Commission on February 23, 2001.


                                                       Registration No. 33-68862
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                            MERRIMAC INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                           22-1642321
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                          Identification No.)

            41 Fairfield Place, West Caldwell, New Jersey 07006-6287
               (Address of Principal Executive Offices) (Zip Code)

                                   ----------

                        1993 Incentive Stock Option Plan

                            (Full Title of the Plan)

                                   ----------
       MASON N. CARTER                                     Copy to:
     Chairman, President                             THOMAS C. MERIAM, ESQ.
   and Chief Executive Officer                      CHADBOURNE & PARKE LLP
   MERRIMAC INDUSTRIES, INC.                        30 Rockefeller Plaza
      41 Fairfield Place,                           New York, New York 10112
 West Caldwell New Jersey 07006-6287
(Name and address of agent for service)

   Telephone number, including area code, of agent for service: (973) 575-1300

                                   ----------

                     Adding Exhibits and Furnishing Consent

================================================================================

                                EXPLANATORY NOTE

               The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 2 to the Registration Statement of Merrimac Industries, Inc. on Form S-8 (Registration No. 33-68862), is omitted from this Post-Effective Amendment No. 2 in accordance with the Note to Part I of Form S-8.

               Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between Merrimac Industries, Inc., a New Jersey corporation ("Merrimac NJ"), and Registrant (formerly known as Merrimac-Delaware, Inc., a Delaware corporation), Merrimac NJ merged with and into Registrant in order to, among other things, reincorporate in the State of Delaware. The merger became effective on February 22, 2001.

               Except as specifically amended by this Post-Effective Amendment No. 1 to this Registration Statement, Registrant hereby adopts the statements in this Registration Statement as its own registration statement for all purposes of the Securities Act of 1933 (the "Securities Act"), as amended, and the Securities Exchange Act of 1934 (the "Exchange Act"), as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

               The following documents filed by Merrimac Industries, Inc., a New Jersey corporation ("Merrimac NJ") and predecessor of Registrant, with the Securities and Exchange Commission (the "Commission") are specifically incorporated herein by reference and made a part hereof:

               (i) Merrimac NJ's Annual Report on Form 10-KSB for the fiscal year ended January 1, 2000, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which incorporates by reference certain information, including its 1999 consolidated financial statements contained in its 1999 Annual Report to Stockholders;

              (ii) all other reports filed by Merrimac NJ and Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2000;

             (iii) the description of Registrant's Common Stock, contained in Merrimac NJ's Application for Registration on Form 8-B dated
         July 20, 1994, as amended as a result of the reincorporation merger reported in Registrant's current report on Form 8-K dated
         February 21,2001; and

              (iv) the description of Registrant's Common Share Purchase Rights, set forth in Amendment No. 4 to the Registration Statement on Form 8-A of Merrimac NJ dated February 21, 2001, Amendment No. 3 to the Registration Statement on Form 8-A of Merrimac NJ dated
         October 27, 2000, Amendment No. 2 to the Registration Statement on
         Form 8-A of Merrimac NJ dated April 10, 2000, Amendment No. 1 to the Registration Statement on Form 8-A of Merrimac NJ dated
         June 9, 1999, and the Registration Statement on Form 8-A of Merrimac
         NJ dated March 16, 1999, in connection with the Registrant's listing of the Common Share Purchase Rights on the American Stock Exchange.

               All documents subsequently filed by Merrimac NJ and Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

               This Item is not applicable as Registrant's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

               This Item is not applicable.

Item 6.  Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of Delaware provides in part as follows:

               "(a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

               "(b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               "(c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

               "(d)   Any indemnification under subsections (a) and (b) of this
         section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

               "(e)   Expenses (including attorneys' fees) incurred by an
         officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

               "(f)   The indemnification and advancement of expenses provided
         by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

               "(g)   A corporation shall have power to purchase and maintain
         insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

               "(h)   For purposes of this section, references to 'the
         corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

               "(i)   For purposes of this section, references to 'other
         enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

               "(j)   The indemnification and advancement of expenses provided
         by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               "(k)   The Court of Chancery is hereby vested with exclusive
         jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Article VIII of Registrant's By-laws provides as follows:

               "Section 1. Right to Indemnification.

               Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the [Registrant] or is or was serving at the request of the [Registrant] as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the [Registrant] to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the [Registrant] to provide broader indemnification rights than such law permitted the [Registrant] to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the [Registrant] shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the [Registrant].

               Section 2. Right to Advancement of Expenses.

               In addition to the right to indemnification conferred in Section 1 of this ARTICLE VIII, an indemnitee shall also have the right to be paid by the [Registrant] the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the [Registrant] of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Section 2 or otherwise.

               Section 3. Right of Indemnitee to Bring Suit.

               If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the [Registrant] within sixty (60) days after a written claim has been received by the [Registrant], except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the [Registrant] to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the [Registrant] to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the [Registrant] to recover an advancement of expenses pursuant to the terms of an undertaking, the [Registrant] shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the [Registrant] (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the [Registrant] (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the [Registrant] to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the [Registrant].

               Section 4. Non-Exclusivity of Rights.

               The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the [Registrant]'s Certificate of Incorporation, By-laws, agreement, vote of stockholders or directors or otherwise.

               Section 5. Insurance.

               The [Registrant] may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the [Registrant] or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the [Registrant] would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               Section 6. Indemnification of Employees and Agents of the [Registrant].

               The [Registrant] may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the [Registrant] to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the [Registrant].

               Section 7. Nature of Rights.

               The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal."

Item 7.  Exemption from Registration Claimed.

               This Item is not applicable.

Item 8.  Exhibits.

         3(i)   -    Certificate of Incorporation of Registrant.

         3(ii)  -    By-laws of Registrant, as currently in effect.

         4a1    -    Rights Agreement dated March 9, 1999, as amended on
                     June 9, 1999, April 7, 2000, October 26, 2000 and
                     February 21, 2001 between Registrant and Mellon Investor
                     Services, L.L.C. (formerly known as ChaseMellon Shareholder
                     Services, L.L.C.), as Rights Agent (incorporated herein by reference to Exhibit 1(d) to Amendment No. 4 to the Registration Statement on Form 8-A of Merrimac NJ dated
                     February 21, 2001, Exhibit 1(c) to Amendment No. 3 to the
                     Registration Statement on Form 8-A of Merrimac NJ dated
                     October 27, 2000, Exhibit 1(b) to Amendment No. 2 to the
                     Registration Statement on Form 8-A of Merrimac NJ dated
                     April 10, 2000, Exhibit 1(a) to Amendment No. 1 to the
                     Registration Statement on Form 8-A of Merrimac NJ dated
                     June 9, 1999, and Exhibit 1 to the Registration Statement on Form 8-A of Merrimac NJ dated March 16, 1999).

         23a1   -    Consent of Arthur Andersen LLP, independent accountants.

         24a1   -    Power of Attorney authorizing certain persons to sign
                     this Registration Statement on behalf of certain directors and officers of Registrant.

Item 9.  Undertakings.

               Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Caldwell, State of New Jersey, on this 22nd day of February, 2001.

                                                      MERRIMAC INDUSTRIES, INC.


                                               By: /s/ Mason N. Carter
                                                   -----------------------------
                                                   (Mason N. Carter, Chairman of
                                                   the Board, President and
                                                   Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of February, 2001.

              Signature                                    Title
              ---------                                    -----
         /s/ Mason N. Carter                   Chairman of the Board, President
--------------------------------------            and Chief Executive Officer
           (Mason N. Carter)                   (principal executive officer) and
                                                          Director



       /s/ Robert V. Condon                    Vice President, Finance and Chief
--------------------------------------                Financial Officer
          (Robert V. Condon)                       (principal financial and
                                                      accounting officer)



        /s/ Albert H. Cohen*                              Director
--------------------------------------
          (Albert H. Cohen)



        /s/ Edward H. Cohen*                              Director
--------------------------------------
          (Edward H. Cohen)

              Signature                                    Title
              ---------                                    -----

        /s/ Joseph B. Fuller*                             Director
--------------------------------------
          (Joseph B. Fuller)



       /s/ Joel H. Goldberg*                              Director
--------------------------------------
          (Joel H. Goldberg)



       /s/ Arthur A. Oliner*                              Director
--------------------------------------
          (Arthur A. Oliner)



*By: /s/ Robert V. Condon
     ---------------------------------
     (Robert V. Condon, Attorney-in-Fact)